FIRST AMENDMENT TO THE GOLAR LNG LIMITED LONG TERM INCENTIVE PLAN THIS FIRST AMENDMENT (the “First Amendment”) to the Golar LNG Limited Long Term Incentive Plan (as amended from time to time, the “Plan”), has been approved and adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Golar LNG Limited, a Bermuda entity (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan. W I T N E S S E T H: WHEREAS, the Company previously adopted the Plan; WHEREAS, Section 10 of the Plan provides that the Plan may be amended from time to time, (i) without the approval of the Company’s shareholders, unless such shareholder approval is required by applicable law or regulation or the rules of any stock exchange on which the Stock (as such term is defined under the Plan, which shall be referred to as “Shares” herein) is listed or quoted and (ii) without the approval of any Participant, unless such amendment may materially and adversely affect the rights of any such Participant under any previously granted and outstanding award; WHEREAS, the Committee now desires to amend the Plan to increase the number of Shares reserved for delivery under the Plan by 3,000,000 Shares, which amendment (i) may be approved and adopted by the Committee without the approval of the Company’s shareholders pursuant to the rules of the NASDAQ Global Select Market and (ii) does not materially and adversely affect the rights of any Participant under any previously granted and outstanding award; and WHEREAS, the Committee has determined that the First Amendment shall be made effective as of August 13, 2024 (the “Amendment Effective Date”). NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below: I. Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following: “Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 6,000,000 shares of Stock are reserved and available for delivery with respect to Awards.” RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed. [Remainder of Page Intentionally Left Blank.]